EXHIBIT 10.43

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SHARED SERVICES AGREEMENT (the “Agreement”) is dated as of January 16, 2009 by and among HERBST GAMING, INC., a Nevada corporation (“HG”), whose address is 3440 W. Russell Road, Las Vegas, Nevada, 8911, and, collectively, BERRY-HINCKLEY INDUSTRIES, a Nevada corporation, whose address is 5195 Las Vegas Blvd. South, Las Vegas, Nevada 89119 and TERRIBLE HERBST, INC., a Nevada corporation (collectively, “TH”), whose address is 5195 Las Vegas Blvd. South, Las Vegas, Nevada 89119.  HG and TH are sometimes individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, HG and TH have entered into that certain Shared Services Agreement dated as of January 9, 2008 (the “2008 Agreement”) with respect to the provision of certain services to TH by HG;

WHEREAS, HG and TH wish to amend and restate the 2008 Agreement to provide for the provision of services by TH to HG, as well as the provision of services by HG to TH, effective as of January 1, 2009.

WHEREAS, subject to the terms and conditions set forth herein, TH desires to reimburse HG for certain employees of HG who are listed on the attached Exhibit A (the “HG Employees”) that perform services (the “HG Services”) for TH as requested from time to time and as set forth on Exhibit A;

WHEREAS, subject to the terms and conditions set forth herein, HG desires that the HG Employees perform the HG Services for TH and charge TH for the costs associated with the HG Services;

WHEREAS, subject to the terms and conditions set forth herein, HG desires to reimburse TH for certain employees of TH who are listed on the attached Exhibit A (the “TH Employees” and, with the HG Employees, the “Employees”) that perform services (the “TH Services” and, with the HG Services, the “Services”) for HG as requested from time to time and as set forth on Exhibit A ;

WHEREAS, subject to the terms and conditions set forth herein, TH desires that the TH Employees perform the TH Services for HG and charge HG for the costs associated with the TH Services; and

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, HG and TH agree as follows:

1.                                       Specifications of Work.

1.1                                 General Services.

(a)  The Parties agree that the general scope and results of the HG Services to be performed by the HG Employees shall be determined by TH and consist primarily of the day-to-day functions of TH.

(b)  The Parties agree that the general scope and results of the TH Services to be performed by the TH Employees shall be determined by HG and consist primarily of (i) maintaining the price books for certain HG service station locations; and (ii) providing management oversight of the service station operations at the Primm sites.

1.2           Substitution of Individuals.  In the event that an HG Employee or TH Employee resigns as an employee of HG or TH, as applicable, or has been terminated by HG or TH as an employee, as applicable (a “Termination Event”), the Party whose employee has resigned or been terminated (the “Affected Employer”) shall provide notice of such Termination Event to the other Party (the “Affected Party”).  If an HG Employee or a TH Employee is subject to a Termination Event: (i) the Affected Employer shall use its reasonable efforts to replace or substitute another individual as an employee but shall not have any liability to the Affected Party for its failure to do so; (ii) the Affected Employer shall provide written notice to the Affected Party of such replacement or substitute employee; and (iii) the Parties shall consent in writing to the amendment of the attached Exhibit A, including the salary, the benefit cost and the allocation percentage (the “Allocation Percentage”) attributable to such replacement or substituted Employee, which consent shall not be unreasonably withheld

2.                                       Term.  Subject to the terms and conditions set forth herein, this Agreement shall commence on the Effective Date and continue in full force and effect for one year (the “Term”), unless terminated as provided herein, and the Term shall, unless terminated by mutual written agreement by the Parties, be automatically extended for an additional one year period.

3.                                       Fees.

3.1                                 Consideration.

(a)  In consideration of furnishing the HG Services, fees shall be allocated and payable to HG (the “HG Fee”) in an amount equal to the Allocation Percentage multiplied by the HG Employees’ salaries plus the costs of the benefits, including, without limitation, the costs of group health insurance and disability insurance (the “HG Employee Benefits”), as set forth in the attached Exhibit A.  The Allocation Percentage is based on the percentage of employees employed by TH and HG, respectively, as set forth in Exhibit A.

(b)  In consideration of furnishing the TH Services, fees shall be allocated and payable to TH (the “TH Fees” and, with the HG Fee, the “Fee”)  in an amount equal to the Allocation Percentage multiplied by the TH Employees’ salaries plus the costs of the benefits, including, without limitation, the costs of group health insurance and disability insurance (the “TH Employee Benefits” and together with the HG Employee Benefits, the “Benefits”), as set forth in the attached Exhibit A.

(c)  By January 15 of each successive year, the Parties shall submit to each other the following: (i) a list of Employees currently employed, (ii) the total number of employees employed by each entity, respectively, (iii) the percentage of employees employed by each entity respectively and (iv) the total amount of the Benefits for the Employees for the preceding year; The TH and HG Fees for the following year shall then be calculated based on (i) — (iv), and Exhibit A shall be amended accordingly.

3.2                                 Payment.  The HG Fees, offset by the TH Fees, shall be paid by TH to HG in arrears monthly no later than the tenth day of each month for the immediately preceding calendar month, and if not paid by the end of the immediately preceding calendar month shall be deemed a default hereunder.  All Fees not paid on or prior to such due date shall be subject to a monthly late charge of eight percent (8%) of the unpaid balance.

4.                                       Ownership Rights.  All right, title and interest in and to all products, services and materials provided to TH by the HG Employees under this Agreement shall be and remain the property of HG, and all right, title and interest in and to all products, services and materials provided to HG by the TH Employees under this Agreement shall be and remain the property of TH.  The Parties shall have no right, title or interest in or to any products, services or materials that are produced in connection with the Services performed by the employees of the other Party pursuant to the terms of this Agreement.  With specific regard to Sean Higgins, that fact that he is a shared employee shall not impair, limit or waive the attorney-client relationship existing between him and the Parties, and the privileges and confidentiality related thereto.  Notwithstanding the above, HG and TH shall retain all rights, title and interest to any and all intellectual property that they utilize as part of the provision of Services to the other Party.

5.                                       Termination.

5.1                                 Default.  If either Party (the “Defaulting Party”) materially defaults in the performance of its obligations under this Agreement, and if such default is not cured within 15 days after written notice is given to the Defaulting Party specifying the default, then the other Party may, by giving written notice to the Defaulting Party, terminate this Agreement as of the date specified in the notice of termination.

5.2                                 Payments.  Upon termination of this Agreement pursuant to Section 5.1, the Parties’ sole remaining obligations, except as provided for in Section 11.8, shall be to pay the Fees and late charges relating to the Services prior to the date of such termination.

5.3                                 Assistance.  Upon any termination of this Agreement, each Party will assist and comply with the other Party’s reasonable directions to cause the orderly transition and migration of the HG Services to TH and the TH Services to HG, as applicable, or to a third party contractor to whom HG or TH chooses to transfer the Services.

6.                                       Liability.

6.1                                 Indemnification.

(a)    HG agrees to indemnify TH and its parent, subsidiaries, affiliated companies, and their respective directors, officers, agents and employees (collectively, the “TH Indemnified Parties”) for, and to hold each TH Indemnified Party harmless from and against, any and all liabilities arising or resulting from the actions of the TH Employees while providing Services to, or performing Services on behalf of, HG (the “TH Claims”), except to the extent any such TH Claims are caused by the gross negligence or willful misconduct of TH or a TH Employee.

(b)  TH agrees to indemnify HG and its parent, subsidiaries, affiliated companies, and their respective directors, officers, agents and employees (each, an “HG Indemnified Party” and, together with the TH Indemnified Parties, the

“Indemnified Parties”) for, and to hold each HG Indemnified Party harmless from and against, any and all liabilities arising or resulting from the actions of the HG Employees while providing Services to, or performing Services on behalf of, TH (the  “HG Claims” and, together with the TH Claims, the “Claims”), except to the extent any such HG Claims are caused by the gross negligence or willful misconduct of HG or an HG Employee.

6.2                                 Notice and Procedures.  An Indemnified Party seeking indemnification pursuant to Section 6.1 will give prompt written notice in reasonable detail (the “Notice of Claim”) to HG or TH, as the case may be, stating the basis of any Claim for which indemnification is being sought hereunder within 30 days after the Indemnified Party’s knowledge thereof; provided, however, that an Indemnified Party’s failure to provide any such Notice of Claim to TH or HG, as the case may be, will not relieve HG or TH, as the case may be, of or from any of its obligations hereunder, except to the extent that HG or TH suffers prejudice as a result of such failure.  If the facts giving rise to such indemnification involve an actual or threatened claim by or against a third party:

(a)  The Parties will cooperate in the prosecution or defense of such claim and will furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith;

(b)  An Indemnified Party will make no settlement of any Claim that would give rise to liability on the part of HG without HG’s prior written consent, which will not be unreasonably withheld or delayed.  HG will not be liable for the amount of any settlement affected without its prior written consent.

(c)  An Indemnified Party will make no settlement of any Claim that would give rise to liability on the part of TH without TH’s prior written consent, which will not be unreasonably withheld or delayed.  TH will not be liable for the amount of any settlement affected without its prior written consent.

7.                                       Acknowledgement.  During the Term, the Parties shall pay the Fees and late charges without any deductions made whatsoever for state or federal taxes of any kind.

8.                                       Compliance.

(a)  HG agrees to: (i) pay all applicable federal and/or state taxes which arise or relate the employment of any HG Employee under this Agreement; (ii) pay all premiums and contributions with respect to the HG Employee Benefits; and (iii) comply with employer obligations with respect to HG’s employees, including the HG Employees, under applicable federal, state and local laws and regulations.

(b)  TH agrees to: (i) pay all applicable federal and/or state taxes which arise or relate the employment of any TH Employee under this Agreement; (ii) pay all premiums and contributions with respect to the TH Employee Benefits; and (iii) comply with employer obligations with respect to TH’s employees, including the TH Employees, under applicable federal, state and local laws and regulations.

9.                                       Independent Contractor Status.  The Parties agree and acknowledge that HG and HG Employees providing HG Services to TH are independent contractors to TH, and TH and TH Employees providing TH Services to HG are independent contractors to HG.  Nothing contained in this Agreement shall be deemed to constitute either Party as an agent, representative, partner, joint venturer or employee of the other Party for any purpose.

10.                                 Separate Expenses.  All items not paid by the Parties pursuant to this Agreement shall be paid for separately by each of the Parties, including, without limitation, separate printing, postage, stationary and services rendered by third parties.

11.                                 Miscellaneous.

11.1                           Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) two business days after being sent by a nationally recognized overnight delivery service or (ii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice) set forth below:

If to HG:	Herbst Gaming, Inc.
3440 W. Russell Road
Las Vegas, Nevada 89118
Attention: General Counsel
Fax: (702) 889-7691

If to TH:	Terrible Herbst, Inc.
5195 Las Vegas Boulevard South
Las Vegas, Nevada 89119
Attention: Jerry Herbst
Fax: (702) 798-8079

11.2                           Entire Agreement.  The provisions of this Agreement (including the attached exhibit) shall be construed to be one instrument that reflects the Parties’ entire agreement as to the matters expressed herein and supersedes all other proposals, agreements, arrangements, understandings, representations and covenants, oral or written, including the 2008 Agreement, and any such prior agreements are hereby expressly terminated.

11.3                           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4                           Assignment/Change of Control.  Neither Party may, without the prior written consent of the other Party, assign or transfer this Agreement, in whole or in part, either voluntarily or by operation of law, and any such assignment or transfer shall be null and void.

11.5                           Governing Law; Jurisdiction.  This Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of, the State of Nevada.  Any litigation arising out of or related to this Agreement shall be instituted and prosecuted only in the appropriate state or federal court situated in Clark County, Nevada.  Each Party hereto hereby submits to the exclusive jurisdiction and venue of such courts for purposes of any such action and the enforcement of any judgment or order arising therefrom.  Each Party hereto hereby waives any right to a change of venue and any and all objections to the jurisdiction of the state and federal courts located in Clark County, Nevada.

11.6                           Waivers.  No delay or failure by any Party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party’s right thereafter to exercise or enforce each and every right and provision of this Agreement.  To be valid, a waiver shall be in writing, but need not be supported by consideration.  No single waiver shall constitute a continuing or subsequent waiver.

11.7                           Attorneys’ Fees.  In the event of any action or legal proceeding between or among the Parties to enforce, protect, interpret or establish any of their rights or obligations under this Agreement or any action or legal proceeding for damages for an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs.

11.8                           Survival of Certain Provisions.  Notwithstanding anything contained in this Agreement, the provisions of Sections 4, 5.2, 6 and 11 shall survive the expiration of the Term or the termination of this Agreement.

11.9                           Interpretation.  The captions of the sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.  Any pronouns or references used herein shall be deemed to include the masculine, feminine or neuter genders as appropriate.  Any expression in the singular or the plural shall, if appropriate in the context, include both the singular and the plural.

11.10                     Partial Invalidity.  Each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provisions herein are, for any reason, held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.11                     Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.  Facsimile copies of the signature page hereof shall be deemed originals and shall be binding for all purposes.

IN WITNESS WHEREOF, HG and TH have executed this Amended and Restated Shared Services Agreement to be effective as of the date first above written.

Herbst Gaming, Inc., a Nevada corporation

By:	/s/ Troy D. Herbst
Its:	Chief Executive Officer

Terrible Herbst, Inc., a Nevada corporation

By:	/s/ Jerry E. Herbst
Its:	President

Berry-Hinckley Industries, a Nevada corporation

By:	/s/ Jerry E. Herbst
Its:	President